Exhibit 10.4

AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of March 15th, 2008 (the "Effective Date"), jointly and severally by and among UNITED MINE SERVICES, INC., an idaho Corporation of 202 S. Division Street, Pinehurst Idaho 83850, and (hereinafter "UMS"), and Steve Ivie and Jeff Lambert, co-owners of Coeur d'Alene Contract Mining LLC, P.O. Box 1058 Pinehurst, Idaho, 83850 (hereinafter "CCM").

RECITALS
WHEREAS, CCM has an existing contract with U.S. Silver to provide contract labor at the Galena Mine; and

WHEREAS, UMS desires to assume from CCM, and the Sellers desire to grant the assumption, the contract with U.S. Silver, upon the terms and subject to the contingencies and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1	Assumption of Contract.

1.1      Effective March 15th, 2008 (the "Closing Date") and upon the terms and subject to the conditions of this Agreement, UMS shall assume the contract CCM has with U.S. Silver.

1.2      UMS agrees to pay CCM 75 percent of the profits from the contract for a period of one year (March 15, 2000 through March 15, 2009).

1.3	UMS agrees to make a payment to CCM of $200,000 on or before the
Closing Date. The payment will be deducted from the profit percentage.

2	Representations and Warranties of UMS.UMS hereby represents and warrants to CCM as follows:

2.1        Organization, Standing and Corporate Power. UMS, jointly and severally, is an ldaho Corporation duly organized, validly existing and in good standing in the State of Idaho, and has sufficient assets and sources of funds from which to operate the Galena Mine contract.

    2.2        Compliance with Applicable Laws.      UMS, jointly and severally, is in compliance with all laws, regulations, rules and governmental orders applicable to it.

2.3        Litigation.     UMS, jointly and severally, is not subject to any judgment, injunction, order or arbitration decision, and there is no litigation or administrative proceeding pending against UMS.

2.4        Employment.       Upon Closing, UMS agrees to hire CCM's employees to execute the Galena Mine contract. UMS agrees to hire the owners of CCM, Jeff Lambert and Steve Ivie, at an annual salary of $100,000. UMS agrees to issue Lambert and Ivie 337,500 founders shares apiece of UMS common stock.

    3.         Representations and Warranties of CCM.      CCM, jointly and severally, hereby represents and warrants to UMS as follows:

3.1	Organization, Standing and Corporate Power. CCM is a
limited liability company duly organized, validly existing and in good standing in the State of Idaho.

3.2	Capital Structure. CCM has two members, Jeff Lambert and
Steve Ivie, and they are equal members in CCM.

3.3	Capacity: Authority. CCM has full legal capacity to execute
this Agreement and consummate the transaction contemplated hereby and thereby.

3.4        Compliance with Applicable Laws.      CCM is in compliance with all laws, regulations, rules and governmental orders applicable to it.

3.5	Litigation. CCM is not subject to any judgment, injunction,
order or arbitration decision, and there is no litigation or administrative proceeding pending or threatened against CCM.

4.	Actions to Occur At Closing.

4.1        CCM's Deliveries. On the Closing Date, CCM shall execute for delivery, as provided below, the following:

     a.      Contract Records.    Any and all Galena Mine contract records or documents.

 b.      Documentation.    Any and all further documentation necessary to complete this contract assumption.

4.2	UMS's Deliveries. On the Closing Date, UMS will execute for
delivery or perform the following:

     a.      Documentation.    Any and all documentation necessary
to complete this contract assumption.

     b.      Release.                The release of CCM from any and all personal guaranties to suppliers or vendors, effective upon Closing.

5.	Indemnification

5.1           lndemnification by CCM. CCM hereby agrees to indemnify, hold harmless, protect, and defend UMS from and against any and all claims, causes of action, liabilities, losses, costs, taxes, damages, whether foreseeable or unforeseeable, arising out of this agreement and prior to the date of this Agreement. CCM shall indemnify UMS in respect of, and hold UMS harmless against damages incurred or suffered by UMS or any affiliate thereof resulting from, relating to or constituting:

 a.      any breach, as of the date of this Agreement or as of the Effective Date, of any representation or warranty of CCM contained in this Agreement, or any other agreement or instrument furnished by CCM to UMS pursuant to this Agreement; or

 b.      any failure to perform any covenant or agreement of CCM contained in this Agreement, or any agreement or instrument furnished by CCM to UMS pursuant to this Agreement.

5.2           lndemnification by the UMS. UMS hereby agrees to idemnify, hold harmless, protect, and defend CCM, its agents, representatives, attorneys, officers and directors from and against any and all claims, causes of action, liabilities, losses, costs, taxes, damages, whether foreseeable or unforeseeable, arising out of this agreement and after the date of this Agreement. UMS shall further indemnify CCM in respect of, and hold it harmless against, any and all damages incurred or suffered by CCM resulting from, relating to or constituting:

 a.      any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of UMS contained in this Agreement or any other agreement or instrument furnished by UMS to CCM pursuant to this Agreement;

 b.      any failure to perform any covenant or agreement of UMS contained in this Agreement or any other agreement or instrument furnished by UMS to CCM pursuant to this Agreement.

6.	Cooperation. UMS and CCM agree to cooperate fully with one another in taking any actions necessary or helpful to accomplish the transactions contemplated hereby.

7.         Costs and Expenses. UMS is responsible for it's own Attorney fees and other related costs. CCM is responsible for its own Attorney fees and other related costs. No cost shall be paid by the other party without proper notice and proper acceptance.

8.         Parties in Interest; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, and transferees. No party may voluntarily or involuntarily assign its or their interest under this Agreement without the prior written consent of the other party hereto.

9.         Amendment. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidence by an instrument in writing signed by the party against whom enforcement of any waiver, amendment or consent is sought.

10.       Governing Law. This Agreement shall be construed in accordance with and governed by the internal law of the State of Idaho (without reference to its rules as to conflicts of law).

11.       Notice. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if transmitted by facsimile, upon acknowledgment of receipt thereof in writing by facsimile or otherwise; if personally delivered, upon delivery or refusal of delivery; if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed to the respective party to whom such notice, consent, waiver or other communication relates at the following addresses:

To CCM:	Jeff Lambert, Steve Ivie
CDA Contract Mining LLC
Post Office Box 1058
Pinehurst, ID 83850

To UMS:	United Mine Services, Inc.
Attn. Greg Stewart
P.O. Box 828
Pinehurst Idaho 83850

12.       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

13.       Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

14.       Attornev's Fees. In the event of any breach of this Agreement, the party responsible for the breach agrees to pay reasonable attorney's fees and costs, including, but not limited to the costs of service of notices incurred by the other party. The prevailing party in any suit instituted arising out of this Agreement shall be entitled to receive reasonable attorney's fees and costs incurred in such suit or proceedings.

15.       Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the actual or alleged breach hereof, or arising out of or relating to the rights or duties or obligations of the parties inter se in any capacity respecting any matter that could be asserted in a dispute by way of cross-complaint or counterclaim, shall be settled by exclusive and binding arbitration, by a single arbitrator conducted in a UMS-designated location in accordance with, and by an arbitrator appointed pursuant to, the Rules of the American Arbitration Association applicable to the type of dispute in question in effect at the time, and judgment upon the award rendered pursuant thereto may be entered in any court having jurisdiction thereof, and all sights or remedies of the parties, or any of them, to the contrary are hereby expressly waived except the right to obtain preliminary injunctive relief pending the commencement of arbitration of the disputed matters. Notwithstanding any provision of the aforesaid Rules or Statutes to the contrary, the refusal or failure of any party to appear at or participate in any hearing or other portion of any arbitration proceeding pursuant to this paragraph shall not prevent any such hearing or proceeding from going forward, and the Arbitrator is empowered to make a decision or render an award, or both, ex parte, which shall be binding on such party as fully as though such party had fully participated in such hearing or proceeding. As provided in Paragraph 14, the prevailing party in any arbitration proceeding pursuant to this paragraph shall be entitled to an award for such party's expenses and attorneys' fees in connection therewith, and the cost of conducting the arbitration proceeding shall be borne by the losing party.

IN WITNESS WHEREOF, UMS and CCM have caused this Agreement to be signed, all as of the date first written above.

UMS:	CCM:

United Mines Services, Inc	Jeff Lambert and Steve Ivie

GREG STEWART	JEFF LAMBERT

Greg Stewart	Jeff Lambert

STEVE IVIE

Steve Ivie